Exhibit 10.57

March 11, 2014

Ms. Catherine M. Vaczy, Esq.
140 East 28th Street
#11C
New York, New York 10021

Dear Catherine:

This letter serves as an amendment (the “Amendment”) to the employment agreement between you and NeoStem, Inc. (the “Company”) dated as of January 26, 2007 (the “2007 Agreement”), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009, extended on July 7, 2010, extended on January 6, 2012, extended on November 13, 2012 and extended and further amended on July 12, 2013 (the 2007 Agreement as so amended and extended, the “Original Agreement”) pursuant to which you serve as the Company’s General Counsel. Except as set forth herein, the Original Agreement shall remain unchanged. Initially capitalized terms used herein but not defined shall have the meaning set forth in the Original Agreement.
Base Salary. As of January 1, 2014 your annual Base Salary was increased to $296,000.00 and shall remain as such through December 31, 2014.
The Company represents that this Amendment has been approved by the Company’s Compensation Committee.
If the terms of this Amendment are acceptable to you please sign where indicated below. It is understood and acknowledged that a fax signature will be considered to be valid as an original.

            Very truly yours,

            NEOSTEM, INC.

            By: /s/ Robin L. Smith
         Name: Robin L. Smith, M.D.
Title: Chief Executive Officer

Agreed to and accepted:

/s/ Catherine Vaczy
Catherine M. Vaczy, Esq.